Exhibit 99(a)

For Release: Aug. 08, 2008	Media Contact: Lindsey Williams — 248.813.2528
Investor Contact: Matt Fortunak — 248.813.2498
DELPHI REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS
Parties Reach Accord to Amend GM-Delphi Agreement
     TROY, Mich. — Delphi Corp. (PINKSHEETS: DPHIQ) today reported second quarter 2008 financial results with revenues of $5.2 billion, and a net loss of $551 million. The Company also entered into an amendment of an existing agreement with General Motors (GM) that is expected to further enhance Delphi’s liquidity position.
Second Quarter 2008 Financial Results
•	Revenue: Revenue for the quarter was $5.2 billion, down from $6.0 billion in the second quarter of 2007. Revenue decline was driven primarily by a 28 percent decrease in GM North America (GMNA) production volume, which included the impact of a work stoppage at a Tier 1 supplier to GMNA and Delphi’s ongoing divestiture of non-core businesses that primarily supplied GMNA. Sales to GMNA represented 19 percent of total Delphi revenue in the second quarter of 2008, down from 31 percent in the second quarter of 2007. Non-GM revenue was unchanged at $3.8 billion for the quarter, representing 72 percent of second quarter revenue, compared to 63 percent for the same period last year.
•	Net Loss: Net loss for the quarter was $551 million, or $0.98 per share, improved from the second quarter 2007 net loss of $821 million, or $1.46 per share. The improvement in net loss was due to the absence of charges recorded in the second quarter of 2007 related to the Securities and ERISA multi-district litigation settlement and employee termination benefits and other exit costs primarily resulting from the exit of a manufacturing facility in Cadiz, Spain. Offsetting these items for the second quarter of 2008 were GMNA volume reductions, including the impact of the Tier 1 supplier work stoppage, a goodwill impairment charge and the loss on extinguishment of debt resulting from the refinancing of the Company’s DIP Credit Facility through the end of 2008.
Parties Reach Accord to Amend GM-Delphi Agreement
     As part of Delphi’s ongoing discussions with key stakeholders regarding potential modifications to the Company’s amended Plan of Reorganization (POR), GM has agreed, subject to Court approval, to amend its Agreement from earlier this year to increase by $300 million, to a total of $950 million, the amount of advances GM will provide against amounts to be paid to Delphi by GM following the effectiveness of the GM Settlement Agreement and Master Restructuring Agreement. The additional $300 million of advances is conditioned upon Delphi filing modifications to its POR by October 31, 2008.
     Additional information concerning Delphi’s second quarter 2008 results is available through the Investor Relations page of Delphi’s website at www.delphi.com and in Delphi’s second quarter Form 10-Q, scheduled to be filed with the Securities and Exchange Commission later today.
FORWARD LOOKING STATEMENTS
This press release as well as other statements made by Delphi may contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance.  Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements.  In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to operate pursuant to the terms of the debtor-in-possession financing facility and its advance agreement with GM, to obtain an extension of term or other amendments as necessary to maintain access to such facility and advance agreement; the Company’s ability to obtain Court approval with respect to motions in the chapter 11 cases prosecuted by it from time to time; the ability of the Company to consummate its amended plan of reorganization which was confirmed by the Court on January 25, 2008 or any other subsequently confirmed plan of reorganization; risks associated with third parties seeking and obtaining Court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain and maintain normal terms with vendors and service providers; the Company’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the chapter 11 cases on the Company’s liquidity or results of operations; the ability of the Company to fund and execute its business plan (including the transformation plan described in Item 1. Business “Plan of Reorganization and Transformation Plan” of the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC) and to do so in a timely manner; the ability of the Company to attract, motivate and/or retain key executives and associates; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers and the ability of the Company to attract and retain customers.  Additional factors that could affect future results are identified in the Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC, including the risk factors in Part I. Item 1A. Risk Factors, contained therein, and the Company’s quarterly periodic reports for the subsequent periods, including the risk factors in Part II. Item 1A. Risk Factors, contained therein, filed with the SEC.  Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise.  Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of the Company’s various prepetition liabilities, common stock and/or other equity securities.
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